Exhibit A

Series of the Trust

Series	Effective Date
First Trust North American Energy Infrastructure Fund (EMLP)	06/15/2012
First Trust Tactical High Yield ETF (HYLS)	02/20/2013
First Trust Senior Loan Fund (FTSL)	04/01/2013
First Trust High Income Strategic Focus ETF (HISF)	07/25/2014
First Trust Enhanced Short Maturity ETF (FTSM)	08/06/2014
First Trust Low Duration Opportunities ETF (LMBS)	10/10/2014
First Trust SSI Strategic Convertible Securities ETF (FCVT)	11/02/2015
First Trust Long Duration Opportunities ETF (LGVO)	12/31/2018
First Trust EIP Carbon Impact ETF (ECLN)	08/13/2019
FT Vest S&P 500 Dividend Aristocrats Target Income ETF (KNG)	02/24/2021
First Trust Limited Duration Investment Grade Corporate ETF (FSIG)	11/12/2021
FT Vest Rising Dividend Achievers Target Income ETF (RDVI)	10/18/2022
FT Energy Income Partners Strategy ETF (EIPX)	10/28/2022
FT Vest DJIA® Dogs 10 Target Income ETF (DOGG)	04/24/2023
First Trust Intermediate Government Opportunities ETF (MGOV)	07/26/2023
First Trust Intermediate Duration Investment Grade Corporate ETF (FIIG)	07/28/2023
FT Vest SMID Rising Dividend Achievers Target Income ETF (SDVD)	08/03/2023
FT Vest Technology Dividend Target Income ETF (TDVI)	08/03/2023
First Trust Core Investment Grade ETF (FTCB)	11/01/2023
First Trust Commercial Mortgage Opportunities ETF (CAAA)	02/13/2024
FT Vest Dow Jones Internet & Target Income ETF	03/14/2024